                                                                   EXHIBIT 10.13

May 13, 2002

Jason Merritt, Director of Operations
Kona Grill
7373 E. Doubletree Ranch Rd., Ste. 210
Scottsdale, AZ 85258

1. SERVICE AREA

Based on the terms of this letter agreement, U.S. Foodservice, (formerly Alliant Foodservice, Inc., sometimes "we", "our" or "U.S. Foodservice") offer to sell to Kona Grill (sometimes "Shortened Customer Name" or "you") unit(s) (sometimes "locations" or "units") (collectively "customer") products carried by our distribution center, subject to the availability of product, for the time period stated in this agreement. This agreement is binding only upon our distribution center and does not extend to other U.S. Foodservice locations. An expansion of this agreement to include markets serviced by other U.S. Foodservice distribution centers will require written approval by U.S. Foodservice.

2. SERVICES TO CUSTOMER

2.1 Order Entry

Customer orders may be placed via the Internet through our on-line electronic order entry system, AlliantLink.com(TM). This service provides customer with a customized order/inventory guide, on-line pricing specific to your account, invoices, account status and multiple product usage and history reports.

2.2 Internet Access Programs

U.S. Foodservice from time to time may have negotiated Internet access opportunities that may be available to you. For customer locations equipped with hardware but not currently on the Internet, U.S. Foodservice may offer a negotiated access cost to the Internet. For customer locations without hardware, your U.S. Foodservice representative may arrange to present you with current leasing programs for various equipment packages. These programs are subject to change at any time.

2.3 Operations Manual

After reviewing local service parameters, customer and U.S. Foodservice will develop a procedure information booklet for distribution to individual customer locations. The content will provide customer locations with program operating guidelines and contacts for local issue resolution.

2.4 U.S. Foodservice Representation

As the scope and complexity of serving your business dictates, U.S. Foodservice will assign appropriate direct representation to your account. Customer and U.S. Foodservice will mutually determine the U.S. Foodservice individual(s) selected to manage the operating relationship.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 2

2.5 Program Administration

U.S. Foodservice's Customer Operations Department offers centralized account services that span all U.S. Foodservice distribution centers serving your account. Customer Operations administers contract pricing, deviated cost programs, reporting, new product set-ups, incentive/allowance tracking and other services. The Customer Operations Department provides uniform administrative controls with the ability to execute deviated cost program pricing consistently, at the same time, for all U.S. Foodservice distribution centers serving your account.

3. CONDITIONS OF SALE

The average order size per customer unit will be $2,500.00 per delivery. We recognize that there may be some exceptions which are addressed herein and under the Section 4. Pricing of this agreement. Both average order size and product mix (product brand, case value, weight and cube) are key elements in determining the mark-ups of this agreement. Therefore, upon thirty (30) days advance notice to you and your failure to correct the deficiency within such time period, U.S. Foodservice reserves the right to adjust the terms of this agreement, including mark-ups, upon prior notice, it there is a significant change in product mix or a failure to regularly meet the average order size described above. Product mix changes include, but are not limited to, changes in purchase amounts (as related to total purchases) of the individual product categories listed under Section
4.2 Product Categories and Schedules, or changes in product brand, average case value, weight or cube. The above average order parameters are based upon information which you have provided us.

Products will include U.S. Foodservice exclusive brand, national brand and other products as specified by customer and stocked by U.S. Foodservice. Unless otherwise specified, U.S. Foodservice exclusive brand products will be utilized to insure consistency of quality and to minimize costs.

4. PRICING

4.1 Primary Vendor Relationship

The premise of this agreement assumes that a prime vendor relationship is being established between U.S. Foodservice and customer to provide and maximize efficiencies. U.S. Foodservice will provide specific mark-ups for various product categories while the customer provides support of the program by purchasing 85% of their total purchases in each specified product category from U.S. Foodservice.

4.2 Product Categories and Schedules

Listed below are the product categories and the applicable pricing for products purchased under this agreement. Bi-weekly and/or monthly pricing cycles are limited to price stable products. Items with volatile and/or frequent price changes ("market" products as determined by U.S.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 3

Foodservice) will be priced on a weekly cycle. U.S. Foodservice assigns each product to an appropriate category.

      PRODUCT CATEGORY                    APPLICABLE SCHEDULE
      ----------------                    -------------------
      Frozen Foods                               10.0%
      Fresh Meat, Seafood, Poultry      Market price bid weekly
      Refrigerated                                9.0%
      Dairy                                       9.0%
      Beverage                                   12.0%
      Dry Grocery                                 9.0%
      Paper and Disposables                      10.0%
      Chemical and Janitorial                    12.0%
      Stocked Equipment and Supplies             12.0%
      Produce                              TMC, priced weekly
      Coke Contract                        National Contract
      TMC - True Market Cost

Sushi grade product will be excluded from this agreement.

4.3 Produce Pricing

Due to the volatile market conditions and increased service and delivery requirements, produce pricing is not covered by this agreement. Produce may be offered to you on a market by market basis by the U.S. Foodservice distribution center(s) serving your account. Where U.S. Foodservice elects to offer produce, prices to you will be established via price list or oral quotes.

4.4 Performance Surcharge and Incentives

The Conditions of Sale previously stated an average delivery per unit of $2,500.00. Individual orders under $500.00 will be charged an additional $35.00 to offset delivery inefficiencies. The minimum individual order size will be at least $500.00; order requests of less than the minimum order size will only be shipped at the sole discretion of U.S. Foodservice and may (at U.S. Foodservice's option) include an additional delivery fee.

4.5 Incentive Programs

PROMPT PAY INCENTIVES: Your payment terms are net twenty-one, (21) days. Payment is to be made electronically. If you select to pay prior to the net due date, then U.S. Foodservice will pay you an incentive amount based upon the following schedule:

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 4

      NET PAYMENT DAYS              INCENTIVE
      ----------------              ---------
      0 - 7 days                       0.75%
      8 - l4 days                      0.50%
      15 - 21 days                     0.25%

The incentive, which will be paid within thirty, (30) days following the close of the respective quarterly period, will be calculated by multiplying the incentive amount by the net invoiced purchases amount during the period. No invoice deductions will be permitted. The incentive will be paid by credit memo. This prompt payment incentive excludes all products where sell prices to customer from U.S. Foodservice have been negotiated by customer with the vendor.

DROP SIZE INCENTIVE: To incent customer to improve our operational efficiency, customer will be entitled to receive an incentive based upon the following performance schedule:

      DELIVERY SIZE                  INCENTIVE
      -------------                  ---------
      $1,500 - $2,500                  0.25%
      $2,501 - $3,500                  0.35%
      $3,501 - $4,500                  0.45%
      $4,501 - $7,000                  0.50%
      $7,001 and over                  0.75%

The incentive, which will be paid within thirty, (30) days following the close of the respective quarterly period, will be calculated by multiplying the incentive amount by the net invoiced purchases amount during the period. The average delivery size maintained during the respective period will be the basis for incentive qualifications. Any deviation from customer payment terms will void and nullify this drop size incentive. The incentive will be paid by credit memo. This delivery size incentive is limited to those products utilizing a mark-up schedule stated as a percentage. Excluded from the incentive are products marked up by a fee per pound or fee per case (or unit of sale), and products where sell prices to customer from U.S. Foodservice have been calculated for payment included when establishing delivery size performance.

EXCLUSIVE BRAND INCENTIVE: To incent customer to improve our operational efficiency you will be entitled to receive a U.S./Alliant Foodservice Exclusive Brand product penetration incentive on purchases made under this agreement during the quarterly incentive period per the schedule below.

      TOTAL EB PURCHASES              INCENTIVE
      ------------------              ---------
      45.0% to 50.0%                    0.75%
      50.1% and above                   1.00%

The incentive, which will be paid within thirty, (30) days following the close of the respective quarterly period, will be calculated by multiplying the incentive amount by the net invoiced

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 5

purchases amount during the period. Any deviation from customer payment terms will void and nullify this labeled products penetration incentive. U.S./Alliant Exclusive Brand labeled products covered by other special pricing programs offered to customer by U.S. Foodservice will be excluded from payment under this incentive. These purchases will, however, be included in the calculation to determine customer U.S. Foodservice Exclusive Brand purchases as a percentage of customer total purchases.

4.6 Vendor Terms/Performance Exclusions

When the cost of products has been negotiated directly between you and vendors, such vendors may attempt to place specific performance parameters upon U.S. Foodservice. These may include, but are not limited to, payment terms, purchase quantity minimums, pick-up minimums and reporting requirements. As U.S. Foodservice must manage its own negotiations with vendors to manage inventories, warehouse and receiving efficiencies, U.S. Foodservice will not accept such conditions established by customer specified vendors.

4.7 Operating Cost Adjustments

Certain economic situations may be substantial enough to cause U.S. Foodservice to adjust the terms of this agreement. These situations include, but are not limited to, national or regional economic changes such as fuel cost increases, utilities cost increases or shortages and other significant increases in U.S. Foodservice's operating expenses. In such event, U.S. Foodservice may raise the product category schedule(s) in Section 4.2 Product Categories and Schedules, add a surcharge amount to each delivery invoice or add a surcharge per case of product. U.S. Foodservice will advise you ten days prior to effecting any such changes and will review the circumstances with you.

4.8 Product Cost Increases

Regardless of the normal pricing cycle assigned to a product, U.S. Foodservice reserves the right to immediately adjust selling price of products when replacement cost increases by two (2%) percent or more. Selling price will be re-established by applying the applicable mark-up amount as stated in Section
4.1 Pricing to the increased cost.

4.9 Advanced Distribution Network

To increase product handling efficiencies, U.S. Foodservice has developed the Advanced Distribution Network ("Network"), a forward warehousing and distribution system which supports participating U.S. Foodservice distribution centers. The Network enhances product variety, availability, and freshness while streamlining purchasing and administration. U.S. Foodservice may, at its option, place certain products (customer proprietary and other products) into the Network and may, at its option, add a fee for the services provided.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 6

4.10 Special Order Charge

To compensate for the expense incurred by U.S. Foodservice in fulfilling special order requests, an additional 10% mark-up will be added to the applicable category mark-up on such items. For purposes of this agreement, special orders are "in and out" purchases made by U.S. Foodservice for your account of product not stocked on a continuing basis.

5. LANDED COST DEFINITION

5.1 U.S. Foodservice Exclusive Products

U.S. Foodservice exclusive products include products marketed under trademarks owned by U.S. Foodservice or its affiliates, including but not limited to products for which U.S. Foodservice or its affiliates have exclusive marketing and/or sales authority, property rights in a proprietary product formula, or have supplied raw materials or packaging for the finished product. Landed Cost for such products may be based on various national or regional published price lists, plus inbound freight (where applicable). In the alternative, at U.S. Foodservice's option, the Landed Cost for U.S. Foodservice exclusive products may be calculated as set forth in Section 5.2 below "All Other Products".

5.2 All Other Products

Landed Cost for such products shall be invoice cost plus freight (where applicable) or local market replacement cost, at U.S. Foodservice's option, plus freight (where applicable). Landed Cost may include a fee for U.S. Foodservice procurement activities which provide procurement leverage, order consolidation and administration, product marketing and quality assurance. U.S. Foodservice may, at its option, select the invoice cost to be used for determining Landed Cost from among all invoices for product currently available for sale, or from confirmed purchase orders to be received through the third day of the pricing cycle for weekly priced items and through the seventh day of the pricing cycle for monthly priced items. Landed Cost for forward purchases (including forward warehouse purchases, Network purchases, and consigned products) may include applicable storage, finance and/or other charges or shall be based on local market replacement cost at U.S. Foodservice's option. Local market replacement cost means the cost the individual U.S. Foodservice distribution center would have been required to pay for the purchase of its normal quantity requirements of such products. The invoice used to establish Landed Cost will be the invoice issued by the vendor, U.S. Foodservice's Central Logistical Services department or by The Drescher Corporation, Dot Foods or other pre-distributors.

5.3 Freight

Unless in-bound freight is included in vendor's delivered pricing, freight charges will be based on market conditions and will not exceed the freight rate normally payable by the U.S. Foodservice distribution center for inbound shipments of regular quantity requirements of such products. Freight charges may include common or contrast carrier charges by the product vendor or a carrier, and/or charges billed by U.S. Foodservice for its freight management service.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 7

6. PROMOTIONAL ALLOWANCES

Only promotional allowances exclusively negotiated by you or on your behalf will be passed through to customer. U.S. Foodservice shall be entitled to cash discounts and other supplier incentives. Because of the competitive nature of our pricing and other terms of sale, U.S. Foodservice has no additional marketing monies to fund special customer requests (for example, customer-sponsored events, donations to customer-directed causes, etc.).

7. DELIVERY PARAMETERS

While our goal is to accommodate customer needs and preferences regarding delivery days and hours, the pricing of this agreement and/or certain market transportation conditions may dictate our need to route deliveries for utmost efficiency. As such, while U.S. Foodservice will review your customer delivery preference, U.S. Foodservice reserves the option to assign specific delivery days and/or maintain open delivery windows to your locations. All such delivery designations shall be reviewed with you prior to the initiation of the program.

8. METHODS

The following methods and practices will be employed in serving your business.

8.1 Mark-ups

All mark-ups stated as a percentage reflect a percentage on cost. To accommodate minimum handling expenses, U.S. Foodservice reserves the right to impose a minimum fee of $1.25 per unit of sale transaction. The minimum fee shall be increased by $0.05 per unit of sale transaction on each annual anniversary of this agreement.

8.2 Rounding

To simplify pricing, receiving and inventory valuation, U.S. Foodservice rounds all prices with calculated penny fractions to the next highest penny per unit of sale.

8.3 Substitutions

All substitutions will be priced in accordance with the applicable category mark-up.

8.4 Spilt Case Surcharge

To help defray additional handling expenses and increased damage loss experience, U.S. Foodservice, in its sole discretion, may choose to make available products sold in units less than manufacturer's standard containers, and will upcharge an additional $1.75 per unit.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 8

8.5 Restocking Fee

U.S. Foodservice may, at its option, agree to accept product returns from customers for reasons other than an U.S. Foodservice delivery error. Such product must be unopened, full case non-perishable product, in good condition with adequate shelf life remaining to allow for resale. To defray our additional handling expenses for the return of such products, U.S. Foodservice reserves the right to charge a restocking fee of fifteen (15%) percent of the selling price. Customer returns of certain products, including but not limited to, seasonal, special order, discontinued or promotional products will not be accepted unless the customer or the vendor of such products agrees to reimburse U.S. Foodservice for selling price and all other expenses involved.

8.6 Joint Buying Decisions

Forward purchases made with your concurrence will be priced to you as follows:
During the first calendar month the product is in U.S. Foodservice's warehouse, the price will be Landed Cost plus normal mark-up. During each additional calendar month that the product remains in U.S. Foodservice's warehouse, the price will be increased by an amount not to exceed two (2%) percent of product cost basis to cover the cost of financing and storage.

8.7 Annual Adjustments

The parties agree that on each anniversary of this agreement for so long as this agreement remains in effect, each product category mark-up listed in the product category pricing schedule above shall be increased by an additional one quarter of one percent.

8.8 Mark-up/Pricing Limitations

Pricing of products not falling into U.S. Foodservice pre-designated categories listed in Section 4.2 Product Categories and Schedules is not covered under this agreement and will be handled under separately established pricing.

8.9 Order Entry Fee

The financial evaluation of this agreement included the efficiencies that your use of our electronic ordering system, such as U.S. FoodserviceLink.com(TM), will provide to U.S. Foodservice.

While a necessary economic component of the agreement, U.S. Foodservice recognizes that a transition period to begin ordering via U.S. FoodserviceLink.com may be necessary. Therefore, during the first 90 days of customer purchasing under this agreement, customer may place orders using the Customer Service department of the U.S. Foodservice distribution center(s) assigned to service your account, without any additional charge. After the initial 90 day purchasing period has elapsed, all orders placed to U.S. Foodservice by customer outside of the U.S. FoodserviceLink.com system will be assessed a charge of $7.50 per invoice.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 9

U.S. Foodservice reserves the right to adjust mark-ups upon thirty (30) days notice to you if customer fails to substantially use U.S. FoodserviceLink.com as its ordering system.

9. INVENTORY

9.1 Proprietary Products

For the purposes of this agreement, "proprietary products" are products that U.S. Foodservice has in inventory, in transit or for which non-cancelable orders have been placed, that have been purchased, transferred or consigned for your account, including, without limitation, special order products, test products, menu special products, seasonal products, customer label and non-customer label products and other products brought into stock especially to service your account, including requests from customer units.

To effectively service our customers, U.S. Foodservice agrees to stock certain proprietary products as described above. However, to support the mark-up structure and other terms of this agreement, U.S. Foodservice must maximize warehouse capacity and limit inventory proliferation. Accordingly, we reserve the right not to stock any special or proprietary inventory which does not meet our minimum velocity requirement of ten (10) cases per week and twenty-six (26) turns annually per participating U.S. Foodservice distribution center. We also request that our customers afford us the opportunity to present alternatives to customer-requested special and/or proprietary products.

U.S. Foodservice recognizes a customer's need to differentiate, among other things, in theme, menu and products. While it is U.S. Foodservice's desire to support all your needs in the product area, the combination of warehouse capacity restraints, freight scheduling, receiving dock congestion and other issues, require us to charge the following for proprietary products carried for your account.

                            PROPRIETARY PRODUCT TABLE

      # Of Products               Amount of Up-Charge
      -------------               -------------------
      1 through 20                         2%
      21 through 40                        4%
      41 through 50                        6%

Customer requests for handling of more than 50 proprietary products and applicable charges must be agreed upon between the parties in writing. Up-charges reflect an increase over applicable category mark-ups stated a percentages. The up-charge on fee charged products shall equal two (2%) percent of the applicable product selling price.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 10

9.2 Product Disposition Upon Agreement Termination

Upon termination of this agreement for any reason, you agree to purchase, or cause a third party to purchase, at full selling price, including the applicable category mark-up and any additional surcharges incurred by U.S. Foodservice, all products that U.S. Foodservice has in inventory, in transit, or for which non-cancelable orders have been placed, that have been purchased, transferred or consigned at customer's request, or otherwise for your account, including but not limited to customer-labeled or other proprietary products. The pick up of these products, either by you or a third party (acceptable to U.S. Foodservice) at your direction, shall be within seven (7) days of termination date for all frozen and refrigerated products and within ten (10) days of termination date for all other products.

You assume responsibility for full payment to U.S. Foodservice for all such products. Such payment will be received by U.S. Foodservice within twenty-one
(21) days of agreement termination. U.S. Foodservice may, at its option, elect to subtract payment from credits or allowance payments due to customer from U.S. Foodservice.

In the event that the above defined product is not removed from U.S. Foodservice within the prescribed time frames, you understand and accept that U.S. Foodservice will dispose such products and you will be responsible for the full payment of such product as stated above.

9.3 Obsolete and Slow Moving Products

As your proprietary products become "obsolete products" as defined below, you agree to either purchase such products directly, cause a third party to purchase such products or advise us how to dispose of such products. In any event, U.S. Foodservice will be entitled to the full price, including the applicable category mark-up, which we would otherwise be entitled to under this agreement. "Obsolete products" shall mean those proprietary products that are test products, products beyond code date (unusable due to shortness of code date), products no longer used by you at a location (including limited time offers or seasonal promotions) or which otherwise have sales velocity of less than our minimum velocity requirement, within an individual U.S. Foodservice distribution center, set forth in Section 9.1 Proprietary Products.

U.S. Foodservice will advise you when product(s) has been classified as obsolete or slow moving and will provide you with a thirty, (30), day period to remove such product from U.S. Foodservice. If customer has not relieved U.S. Foodservice of such product within thirty (30) days of notice, U.S. Foodservice may dispose of the product. Certain products such as out of code product or spoiled product may be disposed of by U.S. Foodservice within three, (3) days of notice to you.

Payment to U.S. Foodservice for obsolete products shall be made within seven (7) days of U.S. Foodservice notifying you that a product has been classified as obsolete and may, at U.S. Foodservice's option, be subtracted from any credits or allowance payments due to customer.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 11

10. CUSTOMER-SPECIFIED VENDORS

If you specify a particular vendor for your account which is not currently authorized by U.S. Foodservice, then such vendor will be required to complete our standard vendor documentation before purchases can be made by U.S. Foodservice for resale to your unit(s). Vendor documentation includes, but is not limited to, statement(s) of indemnification, insurance coverage and applicable pure food guarantees.

11. PRICE SUBSTANTIATION - RIGHT TO AUDIT

Upon reasonable notice and during regular business hours, but no more frequently than once every six (6) months, you may examine documentation to support pricing of products sold to customer pursuant to this agreement; provided, however, that any such audit shall be limited to no more than twenty-five (25) items with one price point verification per item. If such documentation is not available at the distribution center office, U.S. Foodservice's computer generated reports will be made available to you at the distribution center office or the audit may be conducted at our processing center or national headquarters facility, at U.S. Foodservice's option. The invoice date to be audited shall be limited to fall within the thirteen (13) weeks immediately preceding such audit. The price list for U.S. Foodservice exclusive brands, where applicable, will be made available to you to verify the contract cost of such products.

12. PAYMENT

12.1 Payment Terms

Terms are net twenty-one (21) days, measured from invoice delivery date to date of our receipt of payment. U.S. Foodservice reserves the right at any time to adjust the payment terms or take any other appropriate action regarding payment or terms, including discontinuation of service, as it deems appropriate in its reasonable judgment, following notice to you if such notice is practical under the circumstances. You agree to reimburse U.S. Foodservice for all costs and expenses (including reasonable attorney's fees) incurred in enforcing its right to payment hereunder.

12.2 Financial Statements

We reserve the right to require the annual or more frequent submission of audited or other financial statements, including a statement of cash flow, in order to ensure continuing confirmation of the approved payment terms.

12.3 Late Payment Charges

If invoices are not paid within the specified terms of this agreement, a service charge will be assessed up to 1 1/2 % per month or the maximum amount allowable by law, whichever is greater. Unpaid balances and finance charges due to U.S. Foodservice may, at U.S. Foodservice's option, be deducted from any credits or allowances due to customer.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 12

13. INDEMNIFICATION AGAINST FRANCHISEES

If you are a franchiser and permit distribution under this agreement to your franchisees, and if you for any reason direct U.S. Foodservice to cease distribution or sales of product carrying trademarks or trade dress owned by you to one or more of your franchisees, you will defend, indemnify and hold harmless U.S. Foodservice from and against any and all losses, damages or claims by any terminated franchisees that may arise from: (i) U.S. Foodservice ceasing further sales to such franchisees under this agreement; or (ii) any other action or inaction taken by U.S. Foodservice at the direction of customer or otherwise related to the franchise relationship.

14. TERM

This agreement shall be effective as of June 1, 2002 and continue until either party elects to terminate, which shall require thirty (30) days prior written notice to the other party. This agreement is non-binding upon U.S. Foodservice until customer supplies U.S. Foodservice with a completed new account application, and until requested financial statements and credit terms listed under Section 12.1 Payment Terms are approved by U.S. Foodservice. Certain circumstances, such as tardiness in payment, are grounds for immediate termination. U.S. Foodservice may discontinue service to one or more of the customer's locations and may terminate this agreement if an overdue payment is not received immediately upon notification. Either party may request changes to this agreement by giving thirty (30) days prior written notice of such request to the other party.

15. DEVIATED COST PROGRAMS

15.1 U.S. Foodservice and Vendor Obligations

U.S. Foodservice agrees to maintain deviated costing programs in its contract pricing system when deviated cost(s) has been negotiated directly between you and vendors. U.S. Foodservice will only maintain those deviated cost programs documented by the vendor and communicated to U.S. Foodservice via notice on vendor letterhead, via electronic file, or by completion of an U.S. Foodservice "Deviated Cost Program" form. The communication shall, at a minimum, contain:

    -   Adequate lead time of ten (10) working days
    -   Program start/end dates
    - Information pertaining to deviated cost type (delivered to distributor, allowance, f.o.b. origin)
    - Information on specific products covered, including manufacturer product code
    -   Signature of vendor representative authorized to offer program
    -   Vendor contact.

U.S. Foodservice may impose a charge upon vendors providing deviated costing in part to help defray additional administrative, systems, financing and other costs incurred by U.S. Foodservice in handling products subject to cost deviations.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 13

15.2 U.S. Foodservice Limitations

U.S. Foodservice will not be responsible for collection, payment or any reimbursement of monies due to customer as a result of vendors supplying inadequate information, communication received after program start date, predated or retroactive programs. As U.S. Foodservice acts as an administrator regarding negotiated deviated cost programs negotiated by you, U.S. Foodservice will not be held liable for any vendor omissions or errors in maintaining the programs and all such related recoveries shall be from the involved vendor. Upon reaching the stated end date of a deviated costing program, based on the vendor documentation described above, U.S. Foodservice's pricing to the customer will revert to the regular pricing as described in Sections 4.2 Product Categories and Schedules and 5. Landed Cost Definition. The vendor will be responsible for supplying updates/extensions on existing programs based on the description and timing as stated above.

15.3 Deviated Cost Mark-up Calculations

U.S. Foodservice reserves the right to calculate mark-up based upon its Landed Cost basis prior to any customer-specific rebates or discounts. The mark-up will then be applied to the deviated cost to establish selling price.

16. REPORTS/ORDER GUIDES

16.1 Standard Reports

Various reports are available through U.S. FoodserviceLink.com(TM). Upon request, the following reporting will be provided:

1. Customized Order/Inventory Guides. One copy will be furnished to each purchasing location.

2. Monthly or Quarterly Standardized Usage Report. One copy will be furnished to the location of your choice.

16.2 Exclusivity of Reports

As this agreement was structured with consideration only to the reports listed in this Section, U.S. Foodservice will determine, in its sole discretion, whether it will provide any additional reporting requested by customer (considering the expense involved as well as available resources). The cost to develop additional reporting will be presented for your approval and payment. Should reporting be supplied (at the sole option of U.S. Foodservice) to a third party at customer's request, all reporting costs, including format development and ongoing support, will be borne by the customer or by the third party.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 14

17. SUBSIDIARIES

This agreement expressly excludes products shipped directly from City Meats and Provisions Company Inc., a subsidiary of U.S. Foodservice Inc. and any other subsidiaries or affiliates of U.S. Foodservice which are manufacturers, fabricators or processors (collectively, "manufacturing entities"). In the event customer wishes to purchase products from manufacturing entities, those products' costs shall be determined by the manufacturing entities. A distribution fee, if applicable, may be added to the price established by the manufacturing entities.

18. FORCE MAJEURE

Either party hereto shall be relieved of its obligations under this agreement for so long as such party is prevented from fulfilling its obligations by causes outside its reasonable control, including but not limit to casualty, labor strikes and serious adverse weather conditions. This provision shall not be interpreted to relieve either party of its obligations to make any payments due hereunder.

19. MISCELLANEOUS

You agree that you will not assign this agreement, in whole or in part, or otherwise extend the benefits of this agreement to any third party, without our prior written consent. At U.S. Foodservice's option, the provisions of this agreement shall not apply to any unit(s) following the transfer or sale of such unit(s). This agreement constitutes and contains the entire agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence and agreements (excluding U.S. Foodservice credit applications), whether oral or written, between you and U.S. Foodservice respecting the subject matter hereof. This agreement may only be modified in writing signed by the parties. No waiver of any provision of this agreement shall be effective unless it is expressly set forth in writing and then only for that occurrence. The remedies provided in this agreement are cumulative, and shall not affect any other remedies at law or in equity. The exercise of any right or remedy herein shall be without prejudice to the right to exercise any other right or remedy provided herein, by law or in equity. In no event shall U.S. Foodservice be responsible for consequential damages, lost profits or punitive damages. If any term or provision of this agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect, impair or invalidate any other term or provision herein, and such remaining terms and provisions shall remain in full force an effect.

20. NOTICES

Any written notice called for in this agreement may be given by personal delivery, first class mail, overnight delivery service or facsimile transmission. Notices given by personal delivery will be effective on delivery; by overnight services on the next business day, by first class mail three business days after mailing; and by facsimile when transmission is complete. The address of each party is set forth below.

Jason Merritt, Director of Operations
Kona Grill
May 13, 2002
Page 15

21. GOVERNING LAW

This agreement shall be governed by, and interpreted in accordance with the laws of the State of Arizona, except any such law mandating the application of the law(s) of a different jurisdiction. The federal and/or state courts of Illinois shall have personal and subject matter jurisdiction over, and the parties each hereby submit to the venue of such courts with respect to, any disputes arising out of this agreement and all objections to such jurisdiction and venue are hereby waived. Each party consents to service of process permitted under Illinois law or by certified mail, return receipt requested. The provisions of this Section 21 shall survive the expiration or termination of this agreement.

If this offer is acceptable to you, please sign both copies of this agreement retain one original for your files and return the other original to us.

Sincerely,                               Accepted by:

U.S. FOODSERVICE, (formerly Alliant      KONA GRILL
Foodservice, Inc.)

/s/ Daniel E. Carroll                    /s/ Jason Merritt
-----------------------------------      ---------------------------------------
Daniel E. Carroll                        Signature
Arizona Division President
                                         Director of Operations
                                         ---------------------------------------
                                         Title

5-29-02                                  5-29-02
-----------------------------------      ---------------------------------------
Date                                     Date